Exhibit 10.1

EXECUTION VERSION

LOAN AGREEMENT

between

THE WEST VIRGINIA ECONOMIC DEVELOPMENT AUTHORITY

and

COMMERCIAL METALS COMPANY

Dated as of May 1, 2025

NOTE: THIS LOAN AGREEMENT, EXCEPT FOR THE ISSUER’S UNASSIGNED RIGHTS (AS DEFINED HEREIN), HAS BEEN ASSIGNED TO, AND IS SUBJECT TO A SECURITY INTEREST IN FAVOR OF U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, AS TRUSTEE UNDER AN INDENTURE OF TRUST DATED AS OF MAY 1, 2025, BETWEEN THE WEST VIRGINIA ECONOMIC DEVELOPMENT AUTHORITY AND SUCH TRUSTEE, AS AMENDED OR SUPPLEMENTED FROM TIME TO TIME. INFORMATION CONCERNING SUCH SECURITY INTEREST MAY BE OBTAINED FROM THE TRUSTEE AT ITS CORPORATE TRUST OFFICE IN NEW YORK, NEW YORK.

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THIS LOAN AGREEMENT is dated as of May 1, 2025 and effective as of May 15, 2025 (as amended and supplemented from time to time, this “Loan Agreement”) by and between the WEST VIRGINIA ECONOMIC DEVELOPMENT AUTHORITY, (the “Issuer”), a public corporation and governmental instrumentality organized and existing under the laws of the State of West Virginia (the “State”), organized and existing under the Constitution and laws of the State, and COMMERCIAL METALS COMPANY, a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Issuer is organized and existing for, inter alia, the purpose of financing eligible projects as described in Article 15, Section 1 et seq. of Chapter 31 of the West Virginia Code, as amended from time to time (the “Act”); and

WHEREAS, in order to further the purposes of the Act, the Issuer has determined to issue its Solid Waste Disposal Facility Revenue Bonds (Commercial Metals Company Project) Series 2025 (the “Bonds”), in the aggregate principal amount of $150,000,000, pursuant to an Indenture, dated as of the date hereof (the “Indenture”), between the Issuer and U.S. Bank Trust Company, National Association, a national banking association organized and existing under the laws of the United States of America, as trustee (the “Trustee”), and loan the proceeds thereof to the Company to, together with funds from the Company, finance the following: (a) the costs of acquiring, constructing, improving, installing or equipping certain solid waste disposal facilities as more particularly described in Exhibit A attached hereto (the “Facilities”) and (b) the payment of certain costs of issuance of the Bonds; and

WHEREAS, the Issuer proposes to loan the proceeds of the sale of the Bonds to the Company pursuant to this Agreement, and the Company agrees to repay such loan on the terms and conditions hereinafter set forth; and

WHEREAS, pursuant to this Agreement, the Company is required to make loan payments sufficient to pay when due the principal (or redemption price) of and interest on the Bonds, the purchase price of Bonds tendered for purchase and related fees and expenses; and

WHEREAS, pursuant to the Indenture, the Issuer will assign to the Trustee its right to receive payments hereunder and certain other rights (excluding Unassigned Authority Rights);

WHEREAS, it has been determined pursuant to the Indenture that provision should be made for the issuance of Additional Bonds (as defined in the Indenture) ranking on a parity with and of equal dignity as to the lien on the Trust Estate (as defined in the Indenture) (the Series 2025 Bonds and all such Additional Bonds hereafter issued from time to time being collectively called the “Bonds”) upon the terms and subject to the conditions therein set forth; and

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Issuer and the Company, intending to be legally bound hereto, hereby agree as follows:

ARTICLE 1

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1. Definitions. All capitalized terms used herein but not herein defined shall have the meaning assigned thereto in the Indenture. Words defined elsewhere in this Loan Agreement shall have the same meaning throughout this Loan Agreement. In addition, the following words and terms as used in this Loan Agreement shall have the following meanings unless a different meaning clearly appears from the context:

“Bond Payment Date” means with respect to the Series 2025 Bonds any date upon which any amounts payable under the Indenture with respect to the Series 2025 Bonds shall become due, whether upon acceleration, maturity or otherwise.

“Completion Date” means the date of completion of the Project established pursuant to Section 3.7.

“Debt” means, without duplication, with respect to any Person, the following:

(a)  every obligation of such Person for money borrowed;

(b)  every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c)  every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person; and

(d)  every obligation of the type referred to in clauses (a) through (c) of another Person the payment of which such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise (but only, in the case of this clause (d), to the extent such Person has guaranteed or is responsible or liable for such obligations).

“Event of Default” means any of the events enumerated in Section 8.1.

“Facility” means the steel micro mill for the manufacturing of rebar exclusively from recycled ferrous materials to be situated on the Company’s current site of approximately 208 acres located at 447 Dupont Road, Martinsburg, Berkeley County, West Virginia, which facility is more fully described in Exhibit A hereto; including but not limited to, buildings, structures, equipment and related property as the same may be modified or replaced from time to time in accordance with this Loan Agreement.

“Funded Debt” means the following: (a) all Debt of the Company and each Principal Subsidiary of the Company maturing on, or renewable or extendable at the option of the obligor to, a date more than one year from the date of the determination thereof; (b) capital lease obligations of the Company and each Principal Subsidiary payable on a date more than one year from the date of the determination thereof; (c) guarantees, direct or indirect, and other contingent obligations of the Company and each Principal Subsidiary of the Company in respect of, or to purchase or otherwise acquire or be responsible or liable for (through the investment of funds or otherwise), any obligations of the type described in the foregoing clauses (a) or (b) of others (but not including contingent liabilities on customers’ receivables sold with recourse); and amendments, renewals extensions and refundings of any obligations of the type described in the foregoing clauses (a), (b) or (c).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, it being understood for purposes of this Loan Agreement, all references to codified accounting standards specifically named in this Loan Agreement shall be deemed to include any successor, replacement, amendment or updated accounting standard under generally accepted accounting principles in the United States of America.

“Indemnified Party” or “Indemnified Parties” shall mean, individually or collectively, the Issuer, the Trustee, the Tender Agent, the Remarketing Agent, the Paying Agent, the Registrar and the Dissemination Agent and their respective members, officers, directors, employees, agents and attorneys.

“Issuer Administrative Fee” means, for the Series 2025 Bonds, a one-time up-front fee for the administrative expenses of the Issuer to be paid to the Issuer in an amount equal to $15,000 on the date of issuance of the Series 2025 Bonds.

“Issuer’s Unassigned Rights” means the rights of the Issuer expressly granted to the Issuer in the Indenture or in this Loan Agreement to (a) inspect books and records, (b) give or receive notices, approvals, consents, requests, and other communications, (c) receive payment or reimbursement for expenses, (d) receive payment of its Issuer Administrative Fee, (e) the benefit of all provisions providing the Issuer immunity from and limitation of liability, and (f) indemnification from liability by the Company and in accordance with Section 7.2 of this Loan Agreement; provided, however, that all such rights are as set forth in the Indenture and this Loan Agreement and this definition shall not be deemed to create any rights.

“Liabilities” means any causes of action (whether in contract, tort or otherwise), claims, costs, damages, demands, judgments, liabilities, losses, suits and expenses (including, without limitation, reasonable costs of investigation, and reasonable attorney’s fees and expenses) of every kind, character and nature whatsoever, in each case, relating to or arising out of this Loan Agreement, the Indenture or the transactions contemplated therein.

“Lien” means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, encumbrance, or other security arrangement of any kind or nature whatsoever on or with respect to such property or assets, including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing.

“Loan Agreement” or “Agreement” means this Loan Agreement between the Issuer and the Company dated as of May 1, 2025 and effective as of the Closing Date, including any supplements or amendments hereto as permitted by the Indenture and this Loan Agreement.

“Net Available Proceeds” from any Sale Transaction by any Person means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiree of indebtedness or obligations relating to the properties or assets that are the subject of such Sale Transaction or received in any other noncash form) therefrom by such Person, net of (a) all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Sale Transaction, (b) all payments made by such Person or its Principal Subsidiaries on any indebtedness which is secured in whole or in part by any such properties and assets in accordance with the terms of any Lien upon or with respect to any such properties and assets or which must, by the terms of such Lien, or in order to obtain a necessary consent to such Sale Transaction or by applicable law, be repaid out of the proceeds from such Sale Transaction, and (c) all distributions and other payments made to minority interest holders in Principal Subsidiaries of such Person or joint ventures as a result of such Sale Transaction.

“Person” means any natural person, partnership, trust, association, joint venture, corporation, government or governmental body or agency, political subdivision or other legal entity, as in the context may be appropriate.

“Principal Property” means (i) any facility (together with the land on which it is erected and fixtures comprising a part thereof) used primarily for manufacturing, processing, research, warehousing or distribution, owned or leased by the Company or a Subsidiary of the Company and having a net book value in excess of 3% of consolidated net tangible assets, other than any such facility or portion thereof which is a pollution control facility financed by state or local government obligations or is not of material importance to the total business conducted or assets owned by the Company and its Subsidiaries as an entirety, or (ii) any assets or properties acquired with Net Available Proceeds from a Sale and Leaseback Transaction that are irrevocably designated by the Company as a Principal Property of the Company and its consolidated subsidiaries.

“Principal Subsidiary” means any Subsidiary that owns or leases a Principal Property or owns or controls stock which under ordinary circumstances has the voting power to elect a majority of the board of directors of a Principal Subsidiary.

“Project” means the (i) financing and/or refinancing a portion of the costs of the construction, improvement, equipping and/or operation, as applicable, of the Facility, and (ii) paying certain costs and expenses related to the issuance of the Bonds.

“Reference Date” means, for any property that becomes a Principal Property, the last day of the sixth month after the date of the acquisition, completion of construction and commencement of operation of such property.

“Sale and Leaseback Transaction” of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any Principal Property that within 12 months of the start of such lease and after the Reference Date, has been or is being sold, conveyed, transferred or otherwise disposed of by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property. The term of such arrangement, as of any date (hereinafter referred to as the measurement date), shall end on the date of the last payment of rent or any other amount due under each arrangement on or prior to the first date after the measurement date on which such arrangement may be terminated by the lessee, at its sole option, without payment of a penalty.

“Sale Transaction” means any such sale, conveyance, transfer or other disposition.

“State” means the State of West Virginia.

“Subsidiary” means any corporation of which the Company directly or indirectly owns or controls stock which under ordinary circumstances (not dependent upon the happening of a contingency) has the voting power to elect a majority of the board of directors of such corporation.

“Tax-Exempt Bonds” means those Bonds the interest on which, in the opinion of Bond Counsel delivered at the time of issuance thereof, is excludable from gross income of the Beneficial Owner thereof for federal income tax purposes, including the Series 2025 Bonds.

Section 1.2. Rules of Construction. The following rules shall apply to the construction of this Loan Agreement unless the context clearly indicates to the contrary:

(a) Words importing the singular number shall include the plural number and vice versa.

(b) Words importing the redemption or calling for redemption of the Bonds shall not be deemed to refer to or connote the payment of the Bonds at their stated maturity.

(c) All references herein to particular articles or sections are references to articles or sections of this Loan Agreement.

(d) The headings herein are solely for convenience of reference and shall not constitute a part of this Loan Agreement nor shall they affect its meaning, construction or effect.

ARTICLE 2

REPRESENTATIONS

Section 2.1. Representations by Issuer. On and as of the Closing Date, the Issuer represents to the Company that:

(a) it is a public body corporate and politic organized and existing in the State pursuant to the laws of the State including the Act, having those powers enumerated under the Act;

(b) based upon representations of the Company, the Project constitutes a “project” within the meaning of the Act.

(c) it has found and hereby declares that the issuance of the Series 2025 Bonds, to assist the financing of the Project, is in furtherance of the public purposes set forth in the Act;

(d) in order to finance the Project, in an amount estimated by the Company, the Issuer has duly authorized the execution, delivery, and performance on its part of the Bond Purchase Agreement, the Indenture and this Loan Agreement;

(e) to accomplish the foregoing, the Issuer has authorized the issuance of not to exceed $150,000,000 in aggregate principal amount of the Series 2025 Bonds immediately following the execution and delivery of this Loan Agreement and the date, denomination or denominations, interest rate or rates, maturity schedule, redemption provisions and other pertinent provisions with respect to the Series 2025 Bonds are set forth in the Indenture;

(f) it makes no representation or warranty that the amount of the loan to the Company will be adequate or sufficient to finance the Project or that the Project will be adequate or sufficient for the purposes of the Company;

(g) it has not pledged, assigned or granted, and will not pledge, assign or grant any of its rights or interest in or under this Loan Agreement for any purpose other than as provided for in the Indenture;

(h) following reasonable notice, a public hearing was held on March 20, 2025 with respect to the issuance of the Series 2025 Bonds as required by Section 147(f) of the Code;

(i) the Issuer adopted the resolution authorizing the Series 2025 Bonds on March 20, 2025;

(j) it has duly accomplished all conditions necessary to be accomplished by it prior to the issuance and delivery of the Series 2025 Bonds and the execution and delivery of this Loan Agreement, the Indenture, the Tax Regulatory Agreement and the Bond Purchase Agreement;

(k) it is not in violation of or in conflict with any provisions of the laws of the State which would materially impair its ability to carry out its obligations contained in this Loan Agreement, the Indenture, the Tax Regulatory Agreement or the Bond Purchase Agreement;

(l) it is empowered to enter into the transactions contemplated by this Loan Agreement, the Indenture, the Tax Regulatory Agreement and the Bond Purchase Agreement; and

(m) that to its knowledge, no person significantly involved in initiating, negotiating, securing, drafting or creating this Loan Agreement on behalf of the Issuer is an employee or agent of any other party to this Loan Agreement, Indenture, Bond Purchase Agreement or Tax Regulatory Agreement in any capacity or a consultant to any other party to this Loan Agreement.

Section 2.2. Representations by Company. On and as of the Closing Date, the Company makes the following representations to the Issuer:

(a) The Company is a corporation incorporated, validly existing and in good standing under the laws of the state of Delaware and is qualified to do business under the laws of the State, and has the corporate power and authority to enter into this Loan Agreement and the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder.

(b) The Company has duly authorized the execution and delivery of this Loan Agreement, and has taken all action necessary or appropriate to ensure that such documents, when executed and delivered by the Company and when duly executed and delivered by the other parties thereto, will constitute valid and legally binding obligations of the Company enforceable in accordance with their terms, except to the extent that their enforceability may be limited by bankruptcy, insolvency and other laws affecting creditors’ rights, and by equitable principles related to enforceability, and except as rights of indemnification hereunder or thereunder may be limited by federal securities laws.

(c) The execution and delivery of this Loan Agreement, the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated herein and therein are within the corporate powers of the Company and will not (i) conflict with or constitute a breach of the Company’s certificate of incorporation, as amended, (ii) constitute a material default under any indenture, mortgage, deed of trust, or other material lien, lease, contract, note, order, judgment, decree or other material agreement, instrument or restriction of any kind to which the Company is a party or by which it or any of its properties are or may be bound or affected or (iii) result in a material violation of any constitutional or statutory provision or any material order, rule, regulation, decree or ordinance of any court, government or governmental authority having jurisdiction over the Company or its property.

(d) The Company (i) is not in default in the payment of the principal of or interest on any of its Debt and is not in default under any instrument under and subject to which any of its Debt has been incurred in each case, which default would have a material adverse effect on the Company’s ability to perform its obligations under this Loan Agreement, the Series 2025 Bonds and the transactions contemplated herein; and (ii) to the best of its knowledge, no event has occurred and is continuing under the provisions of any such instrument that with the lapse of time or the giving of notice, or both, would constitute an event of default thereunder and which event of default or default in any such case would have a material adverse effect on the Company’s ability to perform its obligations under this Loan Agreement, the Series 2025 Bonds and the transactions contemplated herein.

(e) There is no litigation at law or in equity or any proceeding before any court or governmental agency involving the Company pending or, to the knowledge of the Company, threatened in writing that would adversely affect (i) the construction or operation of the Facility, (ii) the validity of this Loan Agreement or the Company’s ability to perform its obligations thereunder, or (iii) the validity and enforceability of the Series 2025 Bonds or the Indenture.

(f) The Company acknowledges that the Issuer has no responsibility for the construction of the Facility or the maintenance, repair and insurance of the Facility.

ARTICLE 3

CONSTRUCTION, INSTALLATION

AND FINANCING OF PROJECT

Section 3.1. Loan of Proceeds. The Issuer hereby loans the proceeds from the sale of the Series 2025 Bonds pursuant to this Loan Agreement to the Company, and the Company hereby borrows the same from the Issuer as evidenced by this Loan Agreement. The Company covenants to use such proceeds to pay the Costs of the Project.

Section 3.2. Agreement to Construct and Equip Facility. The Company shall proceed diligently and cause the construction and installation of the Facility and in accordance with all applicable laws, rules and regulations and Section 7.5 hereof. The Company will not take any action or fail to take any action which would adversely affect the qualification of the Project under the Act or cause interest on the Tax-Exempt Bonds to be included in gross income for federal income tax purposes.

Section 3.3. Agreement to Issue Series 2025 Bonds. In order to effect the Project, the Issuer shall, simultaneously with the execution and delivery hereof, proceed with the issuance and sale of the Series 2025 Bonds bearing interest, maturing and having the other terms and provisions set forth in the Indenture. The obligation of the Issuer to pay Costs of the Project shall be limited to the proceeds in the Project Fund in accordance with Section 3.3 of the Indenture.

Section 3.4. Disposition of Bond Proceeds. The Issuer shall establish the Bond Fund and the Project Fund with the Trustee in accordance with Sections 3.3 and 3.4 of the Indenture. In accordance with the provisions of the Indenture the net proceeds of the Series 2025 Bonds shall be deposited into the appropriate accounts of the Project Fund.

The moneys on deposit in the Project Fund shall be applied by the Trustee as provided in Section 3.5 hereof and as otherwise provided in Section 3.3 of the Indenture. Until the moneys on deposit in the Project Fund are so applied, such moneys shall be and remain subject to the lien of the Indenture, and the Issuer and the Company shall have no right, title or interest therein except as expressly provided in this Loan Agreement and the Indenture.

Section 3.5. Disbursements from Project Fund; Disbursements from the Costs of Issuance Fund .

(a) The Company will authorize and direct the Trustee, upon compliance with Section 3.3 of the Indenture, to disburse the moneys in the Project Fund only for the following purposes (and not for Costs of Issuance), subject to the provisions of Section 3.3 hereof:

(i)

Payment to the Company of such amounts, if any, as shall be necessary to reimburse the Company or an affiliate of the Company in full for all advances and payments made by it as permitted by the Tax Agreement.

(ii)

Payment to any vendors, suppliers or contractors to construct, develop, improve and install the Facilities which comprise the Project, as provided in the plans, specifications and work orders therefor; and payment of the miscellaneous expenses incidental thereto.

(iii)

Payment of the fees, if any, of architects, engineers, legal counsel and third party supervisors expended in connection with the construction, development, improvement and installation of the Facilities which comprise the Project.

(iv)	Payment and/or reimbursement of any other Costs of the Project permitted by the Tax Agreement (but not including any Costs of Issuance).

(v)

Each of the payments referred to in the Section 3.5(a) shall be made upon receipt by the Trustee of a written requisition in the form prescribed by Section 3.3 of the Indenture, signed by an Authorized Representative of the Company.

(b) The Company will authorize and direct the Trustee in writing, upon compliance with Section 3.4 of the Indenture, to disburse the moneys in the Costs of Issuance Fund to or on behalf of the Company only for Costs of Issuance. Each of the payments referred to in this Section 3.2(b) shall be made upon receipt by the Trustee of a written requisition in the form prescribed by Section 3.4 of the Indenture, signed by an Authorized Representative of the Company.

(c) All disbursements from the Project Fund and the Costs of Issuance Fund must comply with the requirements of the Tax Agreement. The Trustee shall not be obligated to determine whether said disbursements are in compliance with the Tax Agreement.

Section 3.6. Transfer of Funds and Investments. All moneys held in the Project Fund established pursuant to the Indenture shall be invested and reinvested and transferred to any other funds or accounts as provided in Section 3.3 of the Indenture, in accordance with written instructions received by an Authorized Representative of the Company.

Section 3.7. Establishment of Completion Date. The Completion Date shall be evidenced to the Issuer and the Trustee by a certificate signed by an Authorized Representative of the Company substantially in the form of Exhibit C stating (a) the total Costs of the Project (other than Costs that are subject to retainage or dispute), (b) that the construction, installation and testing of the Facility has been completed, (c) all material permits that are necessary at such time to commence operation have been obtained (or, to the extent not obtained, the Company has taken all commercially reasonable efforts to obtain such permits and, on and as of such date, is continuing to exercise commercially reasonable efforts to obtain such permits), and (d) that, except for amounts retained by the Trustee to pay Costs of the Project not then due and payable, the total Costs of the Project have been paid.

ARTICLE 4

REPAYMENT OF LOAN; PREPAYMENT AND OTHER PAYMENT PROVISIONS

Section 4.1. Repayment of Loan: Other Amounts Payable.

(a) The Company covenants and agrees to pay to the Trustee as a repayment on the loan made to the Company from proceeds of the Series 2025 Bonds, a sum equal to the amount due and payable on each applicable Bond Payment Date as principal or purchase price of and premium, if any, and interest on, the Series 2025 Bonds (“Loan Repayments”). Such Loan Repayments shall be made in federal funds or other funds immediately available at the Corporate Trust Office of the Trustee at least one Business Day prior to each applicable Bond Payment Date, provided that any such payments due with respect to the redemption or mandatory or optional tender of any Bonds (“Purchase Price Payments”) shall be deposited no later than the due date thereof. Each Loan Repayment shall be sufficient to pay the total amount of interest and principal (whether at maturity or upon redemption, tender or acceleration) and premium, if any, becoming due and payable on the Series 2025 Bonds on the applicable Bond Payment Date.

(b) The Company further agrees to pay the Issuance Costs for the Series 2025 Bonds, including the Issuer Administrative Fee and the Trustee’s fees and expenses (including fees and expenses of legal counsel) incurred prior to the Closing Date or otherwise in connection with the execution and delivery of this Loan Agreement and the issuance of the Series 2025 Bonds.

(c) The Company will pay the reasonable, documented and out-of-pocket post-closing administrative fees and expenses, including reasonable legal and accounting fees and expenses, incurred by (i) the Issuer in connection with the issuance of the Series 2025 Bonds (but without duplication of clause (b) above) and the performance by the Issuer of any and all of its functions and duties under this Loan Agreement or the Indenture, including, but not limited to, all duties which may be required of the Issuer by the Trustee and the Bondholders, and (ii) the Trustee’s reasonable, documented and out-of-pocket fees and expenses (including reasonable fees and expenses of legal counsel) with respect to administration of the Series 2025 Bonds and the Indenture.

(d) On the close of business on the Business Day prior to any Bond Payment Date, in the event the balances in the Interest Account and/or the Principal Account of the Bond Fund are insufficient for the purposes thereof, the Trustee shall promptly notify the Company of the amount of any such deficiency at which time the Company shall immediately pay such amount by such Bond Payment Date to make up such deficiency in accordance with this Loan Agreement.

Section 4.2. Payments Assigned. It is understood and agreed that Issuer’s rights under this Loan Agreement, except the Issuer’s Unassigned Rights, are assigned by or in accordance with the Indenture to the Trustee. The Company consents to such assignment and, subject to the terms of this Loan Agreement, agrees to pay to the Trustee all amounts payable by the Company to the Issuer pursuant to this Loan Agreement (except as aforesaid). The Issuer consents to such payment by the Company and directs that all such amounts be paid directly to the Trustee.

Section 4.3. Default in Payments. If the Company should (a) fail to make any Loan Repayment required pursuant to Section 4.1 when due, or (b) fail to make any other payment hereunder when due after being notified in writing of such failure by the Issuer or the Trustee, and such failure continues for a period of 10 days, then the Company shall pay interest with respect to such delinquent payments thereon at a rate per year equal to the highest rate borne by any maturity of the Bonds; provided the Company shall not be obligated to pay any interest in excess of the maximum rate permitted by applicable law.

Section 4.4. Obligations of Company Unconditional. The obligation of the Company to make the payments required by this Agreement to the Trustee and to perform and observe all other covenants, conditions and agreements hereunder shall be a general obligation of the Company without setoff, diminution or deduction (whether from taxes or otherwise) and shall be absolute and unconditional, irrespective of any defense (other than defense of payment) or any rights of setoff, recoupment or counterclaim it might otherwise have against the Issuer or the Trustee. Unless and until all amounts due under this Loan Agreement have been satisfied in full (other than contingent indemnification obligations for which no claim has been made) the Company shall not suspend or discontinue any such payment hereunder or fail to observe and perform any of its other covenants, conditions and agreements hereunder for any cause, including, without limitation, failure of the Company to complete the Project, any acts or circumstances that may constitute an eviction or constructive eviction, failure of consideration, failure of title to any part or all of the Facility, or commercial frustration of purpose, or any damage to or destruction or condemnation of all or any part of the Facility, or any change in the tax or other laws of the United States of America, the State or any political subdivision of either, or any failure of the Issuer or the Trustee to observe and perform any covenant, condition or agreement, whether express or implied, or any duty, liability or obligation arising out of or in connection with the Indenture or this Loan Agreement. The Company may, after giving to the Issuer and the Trustee 10 days’ written notice of its intention to do so, at its own expense and in its own name, prosecute or defend any action or proceeding or take any other action involving third persons which the Company deems reasonably necessary in order to secure or protect any of its rights hereunder or the rights of the Issuer under the Indenture; and in such event the Issuer, subject to payment by the Company of the Issuer’s reasonable, documented and out-of-pocket costs and expenses, shall cooperate fully with the Company and take all necessary action to assist the Company with any such action or proceeding if the Company shall so request.

Section 4.5 Prepayment

(a) Redemption of Bonds with Prepayment Moneys. By virtue of the assignment of the rights of the Issuer under this Agreement to the Trustee as is provided in Section 4.2 hereof and in the Indenture, the Company agrees to and shall pay directly to the Trustee any amount permitted or required to be paid by it under this Section 4.5. The Indenture provides that the Trustee shall use the moneys so paid to it by the Company to redeem the Bonds on the date set for such redemption pursuant to Section 4.5(e) hereof or to reimburse any Credit Provider for any draw under a Letter of Credit therefor. The Issuer shall call Bonds for redemption as required by Article IV of the Indenture or as requested by the Company pursuant to the Indenture or this Agreement.

(b) Options to Prepay Installments. The Company shall have the option to prepay the Loan Payments payable under Section 4.1(a) hereof by paying to the Trustee, for deposit in the Bond Fund, the amount set forth in Section 4.5(d) hereof and to cause all or any part of the Bonds to be redeemed at the times and at the prices set forth in Section 4.1(B) of the Indenture if the conditions under said Section 4.1(B) are met and at the times and at the prices set forth in Sections 4.1(C) or 4.1(D) of the Indenture, as the case may be.

(c)  Mandatory Prepayment. If a mandatory redemption of the Bonds is required by Section 4.1(A) of the Indenture, the Company shall have and hereby accepts the obligation to prepay the Loan Payments by paying to the Trustee, for deposit in the Bond Fund, the amount set forth in Section 4.5(d) hereof, to be used to redeem all or a part of the Outstanding Bonds.

(d) Amount of Prepayment. In the case of a redemption of the Outstanding Bonds in full, the amount to be paid shall be a sum sufficient, together with other funds and the yield on any securities deposited with the Trustee in accordance with Section 11.3 of the Indenture and available for such purpose, to pay (1) the principal of all Bonds Outstanding on the redemption date specified in the notice of redemption, plus interest accrued and to accrue to the payment or redemption date of the Bonds, pursuant to the Indenture, (2) all reasonable and necessary fees and expenses (including without limitation reasonable legal fees and expenses) of the Issuer, the Trustee and any Paying Agent accrued and to accrue through final payment of the Bonds and (3) all other liabilities of the Company accrued and to accrue under this Agreement. In the case of redemption of the Outstanding Bonds in part, the amount payable shall be a sum sufficient, together with other funds deposited with the Trustee and available for such purpose, to pay the principal amount of and accrued interest on the Bonds to be redeemed, as provided in the Indenture, and to pay expenses of redemption of such Bonds.

(e) Notice of Optional Prepayment. To exercise an option granted in this Section 4.5, the Company shall give written notice at least 2 Business Days prior to the last day by which the Trustee is permitted to give notice of redemption pursuant to Section 4.3 of the Indenture, to the Issuer, the Credit Provider, if any, and the Trustee specifying the amount to be prepaid and the date upon which any prepayment will be made. No such notice shall be required in the case of a prepayment in connection with a mandatory redemption under this Agreement. The Issuer and the Trustee, at the written request of the Company or any such Holder, shall forthwith take all steps necessary under the applicable provisions of the Indenture (except that the Issuer shall not be required to make payment of any money required for such redemption) to effect optional redemption of all or part of the Bonds then Outstanding, as the case may be, on the earliest practicable date thereafter on which such redemption may be made under applicable provisions of the Indenture. The Issuer hereby appoints the Company to give all notices and make all requests to the Trustee with respect to the application of funds paid by the Company as prepayments, including notices of optional redemption of the Bonds in conformity with Article IV of the Indenture.

ARTICLE 5

COVENANTS

Section 5.1. Undertaking of Facility; Permits; Maintenance and Modification. Subject to Section 6.1, the Company shall (a) use, maintain and operate the Facility, or cause it to be used, maintained and operated, in good repair in all material respects in accordance with accepted industry standards applicable to similar facilities, subject to ordinary wear and tear and obsolescence, (b) comply in all material respects with all laws, ordinances, rules and regulations of any governmental authority affecting the Facility to which the Company or the Facility is subject, provided that the Company may contest in good faith any such laws, ordinances, rules and regulations without violating this covenant, (c) use commercially reasonable efforts to obtain and maintain all licenses and governmental permits and approvals necessary to construct and operate the Facility; (d) in the event that the Company makes any modifications, replacements and renewals of and to the Facility (and it is understood and acknowledged that the Company may make any modifications, replacements and renewals of and to the Facility as the Company shall deem necessary or desirable), cause any such additions, modifications or improvements to comply in all material respects with all applicable federal, State and local laws and codes; provided that the Company may contest in good faith any such laws, ordinances, rules and regulations without violating this covenant; provided further that in each case, solely to the extent that failure to so comply with any of the above clauses (a), (b), (c) or (d) above would adversely affect the qualification of the Project under the Act or cause interest on the Tax-Exempt Bonds to be included in gross income for federal income tax purposes or would have a material adverse effect on the Company’s ability to perform its obligations under this Loan Agreement, the Series 2025 Bonds and the transactions contemplated herein. It is agreed and understood that any renewals, replacements, additions, modifications and improvements to the Facility shall become part of the Facility.

Section 5.2. Taxes, Other Governmental Charges, Utility Charges.

(a) Except as provided in Section 5.2(b), the Company shall pay, as the same become due, all taxes, assessments and governmental charges of any kind whatsoever, foreseen and unforeseen, and any other charges that may be lawfully assessed, levied or imposed on the payments under this Loan Agreement and with respect to the Facility. Except as provided in Section 5.2(b), the Company shall pay as the same become due all utility, water and sewer and other charges incurred in the operation, maintenance, use and occupancy of the Facility and all assessments and charges lawfully made by any governmental body for public improvements to the Facility.

(b) The Company may allow to exist any Debt for any such tax, assessment, charge, levy or claim, as long as such tax, assessment, charge, levy or claim is being contested in good faith by appropriate proceedings and the Company shall have established and maintained adequate reserves for the payment of the same in the event of an adverse decision in such contest.

(c) The Company shall pay all costs of any maintenance, repair, taxes, assessments, insurance premiums, Trustee’s fees and expenses (including the fees and expenses of legal counsel) and any other expenses relating to the Facility, so that the Issuer will not incur any expenses on account of the Facility other than those that are covered by the payments provided for herein.

Section 5.3. Insurance. The Company will keep, or cause to be kept, (i) the Facility insured against such risks and in such amounts as are consistent with its insurance practices for similar types of facilities (which may include self-insurance), and (ii) insurance against all direct or contingent loss or liability for personal injury, death or property damage occasioned by the operation of the Facility, which insurance may include self-insurance and may be a part of the policy or policies of insurance customarily maintained by the Company in connection with its general property and liability insurance upon all of the plants and properties operated by it (including such deductibles as may be provided in said policies).

Section 5.4. Limitation on Transactions Prohibited Under ERISA. The Company shall not, for so long as there are any outstanding amounts under this Loan Agreement, engage in any “prohibited transaction” (as such term is defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 4975 of the Code to which Section 406 of ERISA or Section 4975 of the Code applies and which would subject the Company to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code).

Section 5.5. Maintenance of Properties. The Company will cause all properties used or useful in the conduct of its business or the business of any Principal Subsidiary of the Company to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section shall prevent the Company from discontinuing the operation or maintenance of any of such properties if such discontinuance is, in the judgment of the Company desirable in the conduct of its business or the business of any Principal Subsidiary of the Company.

Section 5.6. Maintenance of Ratings. The Company agrees to use commercially reasonable efforts to maintain a rating on the Series 2025 Bonds from at least two of the following three agencies: Moody’s, S&P and Fitch; provided, however, that if one of the ratings is not available or cannot be obtained using commercially reasonable efforts, then the Company agrees to use commercially reasonable efforts to obtain a similar type of rating from another nationally recognized rating agency. For the avoidance of doubt, the failure to obtain or maintain any such rating after using commercially reasonable efforts shall not constitute a default or Event of Default hereunder.

Section 5.7. Limitation on Liens.

The Company shall not, and shall not permit any Principal Subsidiary of the Company to, incur or suffer to exist any Lien upon any Principal Property, or upon any shares of stock of any Principal Subsidiary of the Company (whether such Principal Property or shares were owned as of the Closing Date or thereafter acquired), to secure any Debt without making, or causing such Principal Subsidiary to make, effective provision for securing the Company’s obligations arising under this Loan Agreement (x) equally and ratably with such Debt as to such Principal Property or shares for as long as such Debt shall be so secured; unless (y) such Debt is Debt of the Company which is subordinate in right of payment to the obligations under this Loan Agreement, in which case senior in priority to such Debt as to such Principal Property or shares for as long as such Debt shall be so secured.

The foregoing restrictions will not apply to Liens existing at the Closing Date or to the following:

(i)	Liens securing the obligations hereunder;

(ii)	Liens in favor of only the Company;

(iii)

Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Principal Subsidiary of the Company (but only to the extent such Liens cover such property);

(iv)	Liens on property existing immediately prior to the time of acquisition or leasing thereof (and not in anticipation of the financing of such acquisition or leasing);

(v)

any Lien upon a Principal Property (including any property that becomes a Principal Property after acquisition thereof) to secure Debt incurred for the purpose of financing all or any part of the purchase price or the cost of acquisition, development, construction or improvement of the property subject to such Lien; provided, however, that (A) the principal amount of any Debt secured by such Lien (1) does not exceed 100% of such purchase price or cost and (2) is incurred not later than twelve months after such purchase or the completion of such development construction or improvement, whichever is later, and (B) such Lien does not extend to or cover any other property other than such item of property and any improvements on such item;

(vi)

any Liens on property of a Person existing at the time such Person becomes a Principal Subsidiary; provided, that such Liens were not created or incurred in contemplation of such Person becoming a Principal Subsidiary and do not extend to any assets other than those of the Person that becomes a Principal Subsidiary;

(vii)

Liens to secure Debt incurred to extend, renew, refinance or refund (or successive extensions, renewals, refinancings or refundings), in whole or in part, Debt secured by any Lien referred to in the foregoing clauses (i) to (vi) or any Lien existing at the Closing Date, in each case, as long as such

Lien does not extend to any other property and the original amount of the Debt so secured is not increased;

(viii)

any Lien securing Debt owing by the Company to a wholly owned Principal Subsidiary of the Company (provided that such Debt is at all times held by a Person which is a wholly owned Principal Subsidiary of the Company); provided, however, that for purposes of this Section 5.7 and Section 5.8 hereof, upon either (A) the transfer or other disposition of Debt secured by a Lien so permitted to a Person other than the Company or another wholly owned Principal Subsidiary of the Company or (B) the issuance, sale, lease, transfer or other disposition of shares of capital stock of any such wholly owned Principal Subsidiary to a Person other than the Company or another wholly owned Principal Subsidiary of the Company, the provisions of this clause (viii) shall no longer be applicable to such Lien and such Lien shall be subject (if otherwise subject) to the requirements of this Section 5.7 without regard to this clause (viii);

(ix)

Liens imposed by law for taxes, assessments or charges of any governmental authority for claims which are not overdue for a period of more than 60 days, or to the extent that such Lien is being contested in good faith by appropriate actions and adequate reserves in accordance with generally acceptable accounting principles are being maintained therefor;

(x)

statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law or created in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith by appropriate actions;

(xi)

Liens created by or resulting from any litigation or other proceeding that is being contested in good faith by appropriate proceedings, including Liens arising out of judgments or awards against the Company or its Subsidiaries with respect to which the Company or its Subsidiaries are in good faith prosecuting an appeal or proceedings for review or for which the time to make an appeal has not yet expired, and Liens relating to final unappealable judgment liens which are satisfied within 60 days of the date of judgment or Liens incurred by the Company or any of its Subsidiaries for the purpose of obtaining a stay or discharge in the course of any litigation or proceeding to which the Company or any of its Subsidiaries is a party;

(xii)

easements, rights-of-way, zoning or any other restrictions, encroachments, protrusions and other similar encumbrances on real property which in the aggregate do not materially detract from the value of such property or materially interfere with the ordinary conduct of the Company’s businesses or the Subsidiaries’ businesses, taken as a whole; and

(xiii)

Liens to secure (or to secure letters of credit, bankers’ acceptances or bank guarantees in connection with) the performance of statutory obligations (including obligations under workers’ compensation, unemployment insurance or similar legislation), surety or appeal bonds, customs bonds, performance bonds, leases, bids, agreements or other obligations of a like nature, in each case incurred in the ordinary course of business.

(b) In addition to the foregoing, the Company and its Principal Subsidiaries may incur and suffer to exist a Lien to secure any Debt or enter into a Sale and Leaseback Transaction without equally and ratably securing the obligations hereunder if, at the time of the creation of such Lien or upon the entry of such Sale and Leaseback Transaction, the aggregate amount of the Debt secured by such Lien or the applicable amount of the Sale and Leaseback Transaction, as applicable, together with the outstanding amount of all Debt secured by other Liens and all Sale and Leaseback Transactions incurred pursuant to this clause (b), does not exceed an amount equal to 15% of the Company’s consolidated net tangible assets (determined as of the most recently ended fiscal quarter for which financial statements are available and on a pro forma basis to give effect to any acquisition or disposition of assets made after such date on or prior to the date of determination).

(c) If the Company shall hereafter be required under this Section 5.7 to make (or cause to be made) effective provision for securing this Loan Agreement, then the Company will promptly deliver to the Issuer such documentation as may be reasonably required to effectuate such security and the Issuer and the Trustee, as applicable, shall execute such documentation, at the Company’s direction, as is reasonably necessary to effectuate such provisions, including, without limitation, such security documents or intercreditor agreements necessary with respect thereto..

Section 5.8. Limitation on Sale and Leaseback Transactions. The Company shall not, and shall not permit any Principal Subsidiary of the Company to, enter into any Sale and Leaseback Transaction (except for a period not exceeding 36 months) unless

(a) The Company or such Principal Subsidiary would be entitled to enter into such Sale and Leaseback Transaction pursuant to the provisions of Section 5.7 hereof without equally and ratably securing the obligations under this Loan Agreement, or the lease is with the Company or another Principal Subsidiary; or

(b) The Company or such Principal Subsidiary applies or commits to apply, within 270 days before or after the Sale Transaction pursuant to such Sale and Leaseback Transaction, an amount equal to the Net Available Proceeds therefrom to any combination of the following: (i) the repayment of Funded Debt, (ii) the purchase of other property which will constitute Principal Property that has an aggregate value of at least the consideration paid therefor or (iii) capital expenditures with respect to any Principal Property; provided that the amount to be applied or committed to the repayment of such Funded Debt shall be reduced by (x) any prepayments made hereunder within six months before or after such Sale Transaction, and (y) the principal amount of any such Funded Debt (without duplication of clause (x) above) that is voluntarily retired by the Company within twelve months before or after such Sale Transaction

Section 5.9 Letter of Credit.

(a) At any time the Company may, at its option, provide for the delivery to the Trustee of a Letter of Credit or Alternate Letter of Credit (hereafter collectively referred to as a “Credit Instrument”) and the Company shall, in any event, cause to be delivered a Credit Instrument at least 10 calendar days before the expiration date of any existing Letter of Credit, unless otherwise permitted by the Indenture. A Credit Instrument shall be an irrevocable letter of credit or other irrevocable credit facility (including, if applicable, a confirming letter of credit), issued by a Credit Provider, the terms of which shall be reasonably acceptable to the Trustee. On or prior to the date of the delivery of a Credit Instrument to the Trustee, the Issuer shall cause to be furnished to the Trustee (i) an opinion of Bond Counsel addressed to the Trustee and the Issuer stating to the effect that the delivery of such Credit Instrument to the Trustee is authorized under the Indenture and complies with the terms hereof and will not in and of itself adversely affect the Tax-exempt status of interest on the Bonds, (ii) an opinion of counsel to the Credit Provider issuing such Credit Instrument stating to the effect that such Credit Instrument is enforceable in accordance with its terms (except to the extent that the enforceability thereof may be limited by bankruptcy, reorganization or similar laws limiting the enforceability of creditors’ rights generally except that no opinion need be expressed as to the availability of any discretionary equitable remedies) and (iii) if no Rating Agency is then rating the Bonds, an opinion of counsel to the Credit Provider addressed to the Trustee and the Issuer to the effect that payments under such Credit Instrument will not constitute a voidable preference under Section 547 of the United States Bankruptcy Code as then in effect if a petition in bankruptcy is filed by or against the Company or the Issuer or an affiliate or a subsidiary of either of them.

(b) The Company shall provide to the Trustee (with a copy to the Issuer) a written notice at least 12 calendar days prior to the effective date of any Alternate Letter of Credit (and, in no event earlier than 35 calendar days prior to the expiration of any existing Letter of Credit) identifying the Alternate Letter of Credit, if any, and the rating which will apply to the Bonds secured by such Credit Instrument after the effective date.

ARTICLE 6

DAMAGE, DESTRUCTION AND CONDEMNATION

Section 6.1. Damage, Destruction and Condemnation. In the event that (i) the Facility is damaged or destroyed by fire or other casualty and the Company has determined that it will not repair, restore or rebuild the Facility, in its sole discretion; or (ii) the use of all or a substantial part of the Facility shall have been taken under the exercise of the power of eminent domain by any governmental body or by any person, firm or corporation acting under governmental authority, and by virtue of such taking or takings, the normal operation of the Facility will thereby be prevented in the Company’s opinion, the Company shall: promptly give written notice of such circumstance to the Issuer and the Trustee with reasonable detail.

ARTICLE 7

SPECIAL COVENANTS

Section 7.1. Inspection of Facility. In the event of failure of the Company to perform its obligations under Section 5.1, the Issuer, the Trustee and their duly authorized agents shall have the right (but not the obligation) at all reasonable times, upon reasonable notice to the Company, to enter upon any part of the Facility and to examine and inspect the same as may be reasonably necessary, and the Issuer, the Trustee and their duly authorized agents shall also have the right (but not the obligation) at all reasonable times to examine the books and records of the Company insofar as such books and records relate to the installation, construction, and operation of the Facility; provided that, in no event shall the Issuer, the Trustee or their agents be entitled to access information regarding the profitability of the Facility or the Company other than any information that has been filed pursuant to (or is required to be filed pursuant to) the Securities Act or to trade secrets or other proprietary information of the Company. If the Company so elects, a representative of the Company shall be present at any such examination or inspection.

Section 7.2. Release and Indemnification Covenants.

(a) The Company agrees to pay, defend, protect, indemnify, and hold each of the Indemnified Parties harmless for, from and against any and all Liabilities, including but not limited to the following:

(i)	Any injury to or death of any person or damage to property in or upon the Facility or growing out of or connected with the use, non-use, condition, or occupancy of the Facility or any part thereof;

(ii)

Violation of any agreement, covenant, or condition of any of this Loan Agreement or any of the other agreements, certificates, contracts or instruments executed by the Company in connection with the issuance of the Bonds or the financing or refinancing of a portion of the expenses associated with the Project;

(iii)	Violation of any agreement, contract, or restriction relating to the Project;

(iv)

Violation of any agreement, covenant, or condition of any of this Loan Agreement or any of the other agreements, certificates, contracts or instruments executed by the Company in connection with the issuance of the Bonds or the financing or refinancing of a portion of the expenses associated with the Project;

(v)	The issuance and sale of the Bonds;

(vi)	Any environmental condition related to the Facility;

(vii)	Any statement, information, or certificate furnished by the Company to the Issuer or the Trustee that is misleading, untrue, incomplete, or incorrect in any respect; and

(viii)	The acceptance and administration of this Loan Agreement and the Indenture.

(b) The Company also agrees to pay, defend, protect, indemnify, and hold each of the Indemnified Parties harmless for, from, and against any and all Liabilities directly or indirectly arising from or relating to (i) any errors or omissions of any nature whatsoever contained in any legal proceedings or other official representation or inducement made to the Issuer by or on behalf of the Company pertaining to the Bonds, and (ii) any Company fraud or misrepresentations or omissions contained in the proceedings of the Issuer relating to the issuance of the Bonds or pertaining to the financial condition of the Company that, if known to the original purchaser of the Bonds could reasonably be considered a factor in such Person’s decision to purchase the Bonds; provided, however, nothing in this subsection shall be deemed to provide the Issuer with indemnification for the Issuer’s omissions or misstatements contained in any offering statement related to the Bonds under the headings “THE ISSUER” and “LITIGATION - The Issuer” as it relates to the Issuer.

(c) Subsections (a) and (b) above are intended to provide indemnification to each Indemnified Party for his or her active or passive negligence or misconduct; provided, however, nothing in subsections (a) and (b) above shall be deemed to provide indemnification to any Indemnified Party with respect to any Liabilities arising from the successful allegation of fraud, gross negligence, or willful misconduct of such party.

(d) Any party entitled to indemnification hereunder shall notify the Company of the existence of any claim, demand, or other matter to which the indemnification obligation of the Company applies, and shall give the Company a reasonable opportunity to defend the same at its own expense and with counsel satisfactory to the Indemnified Party, provided that the Indemnified shall at all times also have the right to fully participate in the defense. If the Indemnified Party is advised by counsel that there may be legal defenses available to either of them that are different from or in addition to those available to the Company or if the Company shall, after receiving notice of the indemnification obligation of the Company and within a period of time necessary to preserve any and all defenses to any claim asserted, fails to assume the defense or to employ counsel for that purpose satisfactory to the Indemnified Party the Indemnified Party shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle the claim or other matter on behalf of, for the account of, and at the expense and risk of, the Company.

(e) The Company shall not be responsible for any legal expenses of any Indemnified Party other than the reasonable counsel fees, costs, and expenses of the Indemnified Parties employed in accordance with the second sentence of clause (d) above.

(f) Notwithstanding the foregoing, the Company shall not be considered an Indemnified Party for purposes of this Section.

(g) The obligations of the Company under this Section shall survive the termination of this Loan Agreement and the resignation or removal of the Trustee.

Section 7.3. Merger or Consolidation. The Company shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and the Company shall not permit any Person to consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company, unless:

(i) in case the Company shall consolidate with or merge into another Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety shall (1) be qualified to do business in the State, (2) be organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and (3) expressly assume, by amendment hereto, executed and delivered to the Issuer, the due and punctual payment of the principal of and interest due under this Loan Agreement and the performance or observance of every covenant of this Loan Agreement on the part of the Company to be performed or observed; and

(ii) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing.

Upon any consolidation of the Company with, or merger of the Company into, any other Person or any conveyance, transfer or lease of the properties and assets of the Company substantially as an entirety in accordance with this Section 7.3, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Loan Agreement with the same effect as if such successor Person had been named as the Company herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under this Loan Agreement.

Section 7.4. Financial Records and Statements. The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with GAAP.

The books and records regarding the Company’s transactions shall be appropriate and adequate for the Company’s business.

Section 7.5. Tax Covenants.

(a) The Company represents and covenants that it will comply with the Tax Regulatory Agreement and will not take any action or omit to take any action, or permit to be taken or omitted, which action or omission will adversely affect the exclusion from gross income of the interest on the Tax-Exempt Bonds for federal income tax purposes, and in the event of such action or omission, it will, promptly upon having such brought to its attention, take such reasonable actions based upon an Opinion of Bond Counsel, and in all cases at the sole expense of the Company, as may rescind or otherwise negate such action or omission. The Company further covenants and agrees that it will not, directly or indirectly, use or permit the use of any funds provided by the Issuer hereunder or any other funds of the Company, in a manner which would, or enter into, or allow any “related person” (as defined in Code Section 147(a)(2)), to enter into any arrangement, formal or informal, for the purchase of the Bonds that would, or take or omit to take any action that would, to the knowledge of the Company, cause the Tax-Exempt Bonds to be or become “arbitrage bonds” within the meaning of Section 148(a) of the Code (or their statutory predecessor) or “federally guaranteed” within the meaning of Code Section 149(b) and the applicable regulations promulgated from time to time thereunder. The Company further covenants to comply with the covenants and procedures set forth in Section 6.6 of the Indenture and the Tax Regulatory Agreement and to deliver the Rebate Amount Certificate to the Trustee when required and to deposit in the Rebate Fund such amount as may be required and the Issuer, at the request and direction of the Company, hereby selects October 15 as the end of the “bond year” with respect to the Tax-Exempt Bonds. The Company further covenants and agrees it will not fail to meet any other applicable requirement of Sections 103 and 141 through 150 of the Code (or their statutory predecessor). To that end, the Company will comply with all requirements of Sections 103 and 141 through 150 of the Code (or their statutory predecessor) to the extent applicable to the Tax-Exempt Bonds. In the event that at any time the Company is of the opinion that, for purposes of this Section 7.5, it is necessary to restrict or limit the yield on the investment of any moneys held by the Trustee or otherwise, the Company shall so instruct the Trustee in writing.

(b) The Issuer and the Company hereby covenant and agree that they shall not enter into any arrangement, formal or informal, pursuant to which the Company (or any “related party,” as defined in Section 1.150-1(b) of the Treasury Regulations) shall purchase the Tax-Exempt Bonds. This covenant shall not prevent the Company from purchasing Bonds in the open market for the purpose of tendering them to the Trustee for purchase and retirement.

(c) The Company covenants, represents and warrants that it comply with the procedures set forth in the Tax Regulatory Agreement implementing the covenants in this Section 7.5 to the extent necessary under the Code to maintain the exclusion from gross income of interest on the Tax-Exempt Bonds for federal income tax purposes or to avoid the application of any penalties under the Code, subject to any applicable statute of limitations.

Section 7.6. Reference to Bonds Ineffective After Bonds Paid. Upon Payment of the Bonds and upon payment of all obligations under this Loan Agreement, all references in this Loan Agreement to the Bonds and the Trustee shall be ineffective, and neither the Trustee nor the holders of any of the Bonds shall thereafter have any rights hereunder except as provided in Section 7.2 hereof and except with regard to payments of any documented, out of pocket reasonable fees and expenses of the Issuer by the Company in accordance with this Loan Agreement.

Section 7.7. Notification Upon Event of Default; Notice of Suits; Notice of Bankruptcy.

(a) The Company shall promptly notify the Trustee and the Issuer in writing upon the occurrence of any Event of Default of which the Company has knowledge.

(b) The Company shall notify the Trustee and the Issuer in writing as soon as it has knowledge of any material actions, suits or proceedings at law, in equity or before or by any governmental authority, pending or, to its knowledge, threatened in writing, materially and adversely affecting the ability of the Company to perform its obligations hereunder, or materially and adversely impacting the validity or enforceability of this Loan Agreement.

(c) The Company shall notify the Trustee and the Issuer (i) in writing within 2 days if a petition in bankruptcy is filed by the Company or (ii) within 30 days if a petition in bankruptcy is filed against the Company, in either case as debtor under the federal bankruptcy laws or other proceedings are commenced with respect to the Company under other applicable bankruptcy, reorganization or insolvency laws, as now or hereafter constituted.

Section 7.8. Compliance with Indenture. The Issuer will perform all of its agreements in the Indenture, and, except for the assignment of this Loan Agreement (excluding the Issuer’s Unassigned Rights) pursuant to the Indenture, will not convey its interest in this Loan Agreement. The Company covenants and agrees to do all things within its power in order to comply with and to enable the Issuer to comply with all requirements and to fulfill all covenants of the Indenture insofar as the same relate to or are applicable to the Company (including but not limited to payment of the documented, out of pocket, reasonable fees and expenses, including reasonable legal fees and expenses, of the Trustee). The Issuer agrees that it will not amend or supplement the Indenture so as to increase the burdens or liabilities of the Company or affect the rights of the Company without the prior written consent of the Company. The Company hereby agrees that it has received an executed copy of the Indenture and that it is familiar with its provisions, and the Company hereby approves the terms and provisions of the Indenture and the Series 2025 Bonds.

Section 7.9. Further Assurances.

(a) The Company agrees to provide the notices and certificates to the Issuer and the Trustee, as appropriate, in accordance with the provisions relating to redemption and tender of the Bonds under certain circumstances as set forth in Article IV of the Indenture.

(b) The Company agrees to provide all notices and certificates to the Issuer and the Trustee, as appropriate, that are required under the Indenture in accordance with the terms thereof.

Section 7.10 Continuing Disclosure. The Company hereby covenants and agrees to comply, or to cause compliance with, when and if applicable, the continuing disclosure requirements set forth in any continuing disclosure undertaking with respect to the Bonds. Notwithstanding any other provision of this Agreement, failure of the Company to comply, or to cause compliance with, the requirements of the Continuing Disclosure Undertaking, shall not be considered an Event of Default under this Agreement.

ARTICLE 8

EVENTS OF DEFAULT AND REMEDIES

Section 8.1. Events of Default. Each of the following events shall be an Event of Default:

(a) Failure of the Company to make any Loan Payment required by Section 4.1 hereof when due; or

(b) Failure of the Company to observe and perform any of its payments (other than the payments specified in clause (a) above), covenants, conditions or agreements under this Loan Agreement for a period of 30 days after receipt of notice from the Issuer or the Trustee to the Company, specifying such failure and requesting that it be remedied, provided that, if such failure is not susceptible of cure within 30 days and the Company has commenced and is diligently pursuing a cure, such 30 day period shall be extended for so long as is reasonably necessary to cure such failure; or

(c) (i) Commencement by the Company of a voluntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, (ii) consent by the Company to the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for the Company or any substantial part of its property, or to the taking possession by any such official of any substantial part of the property of the Company, (iii) making by the Company of any assignment for the benefit of creditors, or (iv) taking of any other action by the Company, in furtherance of any of the foregoing; or

(d) The (i) entry against the Company of any decree for relief or order for relief by a court having jurisdiction over the Company or its property in an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, (ii) appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official for the Company, or any substantial part of its property, or (iii) entry of any order for the termination or liquidation of the Company or its affairs; or

(e) Failure of the Company, within 60 days after the commencement of any proceedings against it under the federal bankruptcy laws or any other applicable federal or state bankruptcy, insolvency or similar law, to have such proceedings dismissed or stayed; or

(f) Any warranty or representation of the Company contained in this Loan Agreement or the Indenture or in any instrument furnished in connection with the issuance or sale of the Series 2025 Bonds was false or misleading in any material respect at the time it was made or delivered, and the adverse effect of any such warranty or representation is not cured within 30 days of notice thereof from the Issuer or the Trustee to the Company; or

(g) An Event of Default has occurred and is continuing under Sections 7.1.A or 7.1.B of the Indenture, which has not been cured or waived by the holders of the Series 2025 Bonds thereunder in accordance with the terms of the Indenture.

The provisions of subsection (b) and (g) above are subject to the limitation that if by reason of force majeure the Company is unable in whole or in part to observe and perform any of its covenants, conditions or agreements contained hereunder, other than its payment obligations and other obligations contained in Sections 4.1, 5.3, 7.2, 7.3, 7.5 or 9.1 hereof, the Company shall not be deemed in default during the continuance of such inability. The term “force majeure” as used herein shall include without limitation acts of God; strikes, lockouts or other industrial disturbances; acts of public enemies; orders of any kind of the government of the United States of America or the State or any political subdivision thereof or any of their departments, agencies or officials, or any civil or military authority; insurrections; riots; epidemics and pandemics, including a surge in COVID-19 cases; landslides; lightning; earthquake; fire; hurricanes; tornadoes; storms; floods; washouts; droughts; arrests; restraint of government and people; civil disturbances; explosions; breakage or accident to machinery, transmission pipes or canals; partial or entire failure of utilities; or any other cause or event not reasonably within the control of the Company. The Company shall remedy with all reasonable dispatch the cause or causes preventing the Company from carrying out its covenants, conditions and agreements, provided that the settlement of strikes, lockouts and other industrial disturbances shall be entirely within the discretion of the Company, and the Company shall not be required to make settlement of strikes, lockouts and other industrial disturbances by agreeing to the demands of any opposing party when such course is in the judgment of the Company unfavorable to the Company.

Notwithstanding anything herein to the contrary, a Determination of Taxability shall not result in or constitute an Event of Default if Section 9.1 is complied with.

Section 8.2. Remedies. Upon the occurrence of an Event of Default, and at any time thereafter during the continuation of such Event of Default, the Issuer (in the case of the Issuer’s Unassigned Rights in the event of a failure of the Trustee to act under this subsection) and the Trustee, as assignee of the Issuer, may (but shall not be obligated to) exercise any right or remedy available to it in law or equity to enforce all other rights under this Loan Agreement and the Trustee may (but shall not be obligated to) take one or more of the following remedial steps; and in the event that as a result of such Event of Default, the Trustee declares the principal amount of all Series 2025 Bonds then outstanding, together with any accrued and unpaid interest thereon, to be immediately due and payable under Article VII of the Indenture, the Trustee shall take the remedial step set forth in Section 8.2(a) hereof:

(a) declare the principal of, and all interest then accrued on, the loan to be forthwith due and payable, whereupon the same shall forthwith become due and payable without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind (other than notice of such declaration) all of which the Company hereby expressly waives anything contained in this Loan Agreement to the contrary notwithstanding; provided that if any Event of Default specified in Sections 8.1(c), 8.1(d) or 8.1(e) shall occur, the principal of, and all interest on, the loan shall automatically and immediately thereupon become due and payable concurrently therewith, without any further action by the Issuer or the Trustee, or any of them, and without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind, all of which the Company expressly waives; or

(b) take any action at law or in equity to collect the payments then due and thereafter to become due hereunder or to enforce performance and observance of any obligation, agreement or covenant of the Company under this Loan Agreement; or

(c) exercise all rights and remedies provided for in the Indenture; or

(d) after prior written notice to the Company, unless the giving of such notice would prejudice the Trustee (as determined in its sole discretion), perform for the account of the Company any covenant in the performance of which the Company is in default or make any payment for which the Company is in default; provided that the Company shall pay to the Trustee upon demand any amount paid by the Trustee in the performance of such covenant; and provided that any amounts which shall have been paid by reason of failure of the Company to comply with any covenant or provision of this Loan Agreement, including reasonable legal counsel fees, incurred in connection with prosecution or defense of any proceedings instituted by reason of default of the Company, shall bear interest at U.S. Bank National

Association’s announced prime rate plus two (2%) percent or the highest rate permitted by law, whichever is less, from the date of payment by the Trustee until paid by the Company; or

(e) to pay or perform any obligation on behalf of the Company in connection with the Project.

If any party shall have proceeded to enforce this Loan Agreement by suit or action in equity or in law and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to such party, then the Company, the Issuer and the Trustee shall be restored respectively to their several positions and rights hereunder, and all rights, remedies and powers of the Company, the Issuer and the Trustee shall continue as though no such proceedings had taken place.

Section 8.3. Additional Remedies. In addition to the above rights and remedies, if an Event of Default occurs, the Issuer and the Trustee shall have the right (but not the obligation) and remedy, without posting bond or other security, to have the provisions of this Loan Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such Event of Default will cause irreparable injury to the Issuer or the Trustee and that money damages will not provide an adequate remedy therefor.

Section 8.4. Right of Trustee to Exercise Remedies. The Company acknowledges that the Trustee, as the assignee of the Issuer’s rights hereunder, has the right (but not the obligation) to exercise all rights and remedies set forth herein or otherwise available to the Issuer at law or in equity.

Section 8.5. Waiver of Errors and Exemptions. The Company hereby waives and releases all errors, defects and imperfections whatsoever of a procedural nature in the entering of any judgment or any process or proceedings arising out of this Loan Agreement and the benefit of any law which now or hereafter might authorize the stay of any execution to be issued on any judgment recovered hereunder or the exemption of any property from levy or sale thereunder.

Section 8.6. No Remedy Exclusive. No right or remedy herein conferred or reserved is intended to be exclusive of any other available rights and remedy or remedies, but each and every such right and remedy shall be cumulative and shall be in addition to every other right and remedy given under this Loan Agreement or now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right, remedy, privilege or power accruing upon any default shall impair any such right, remedy, privilege or power or shall be construed to be a waiver thereof, but any such right, remedy, privilege or power may be exercised from time to time and as often as may be deemed expedient. No notice, other than such notice as may be required precedent to the exercise of any right or remedy hereunder or at law, in equity or pursuant to statute, shall be required in connection with the exercise of any right or remedy hereunder.

Section 8.7. Agreement to Pay Attorney’s Fees and Expenses. If the Company should default under any of the provisions of this Loan Agreement and either the Issuer or the Trustee shall require and employ attorneys or incur other expenses for the collection of payments due or to become due or for the enforcement or performance or observance of any obligation or agreement on the part of the Company herein contained, the Company agrees that it will on demand therefor pay to the Issuer or the Trustee the actual and documented fees of such attorneys reasonably incurred and such other expenses so incurred, including any sums due the Trustee in its capacity as agent for the Issuer.

Section 8.8. No Waiver Implied. Any failure by the Issuer or the Trustee to insist upon the strict performance by the Company of any of the terms, covenants, agreements, conditions and provisions hereof shall not be deemed to be a waiver of any of the terms, covenants, agreements, conditions or provisions hereof, and notwithstanding any such failure, the Issuer and the Trustee shall have the right thereafter to insist upon the strict performance by the Company of any and all of the terms, covenants, agreements, conditions and provisions of this Loan Agreement. Neither the Company nor any other person now or hereafter obligated for the payment of the whole or any part of the sums now or hereafter secured hereunder shall be relieved of such obligation by reason of the failure of the Issuer or the Trustee to comply with any request of the Company or of any other person so obligated to take action to enforce any of the provisions of this Loan Agreement or the extension of the time of payment hereunder or modifying the terms hereof and in the latter event, the Company and all such other persons shall continue to be liable to make such payments according to the terms of any such agreement of extension or modification unless expressly released and discharged in writing by the Issuer and the Trustee. No waiver of any breach of the Company of any of its obligations, agreements or covenants hereunder shall be a waiver of any subsequent breach or of any other obligation, agreement or covenant, nor shall any forbearance to seek a remedy for any breach by the Company be a waiver of any rights and remedies with respect to any subsequent breach.

Section 8.9. Waiver of Trial by Jury. Each party hereto waives trial by jury in any litigation in any court with respect to, in connection with, or arising out of, this Loan Agreement, the Indenture, the Bonds or any instrument delivered pursuant to any of them or the validity, protection, interpretation, collection or enforcement thereof.

ARTICLE 9

TERMINATION OF LOAN AGREEMENT AND PREPAYMENT OF LOAN

Section 9.1. Optional Termination of Loan Agreement. The Company shall have, and is hereby granted, an option to terminate this Loan Agreement, so long as the Company has:

(a) Canceled and discharged the Indenture in accordance with Article XI of the Indenture; and

(b) Made payment of reasonable, documented and out-of-pocket post-closing fees and expenses and any other payments due under this Loan Agreement (other than contingent obligations for which no claim has been made).

Section 9.2. Effect of Redemptions under Indenture.

(a) Upon the exercise by the Issuer (which the Issuer acknowledges such exercise shall be in the Company’s sole discretion) of any optional redemption or repurchase of all or a portion of the Bonds pursuant to the Indenture, the Company shall receive a credit corresponding to the principal amount of Bonds so redeemed or repurchased against its obligations to make payments under this Loan Agreement in accordance with Section 9.4.

(b) Upon any mandatory redemption or repurchase of all or a portion of the Bonds and following the tender of all or any portion of Bonds properly tendered following a Change of Control Triggering Event, the Company shall receive a credit corresponding to the principal amount of the Bonds so redeemed or repurchased against its obligations to make payments under this Loan Agreement in accordance with Section 9.4.

Section 9.3. Repurchase and Redemptions. At the request of the Company or the Trustee, the Issuer shall take all steps required of it under the applicable provisions of the Indenture to effect the redemption or repurchase of all or a portion of the Series 2025 Bonds pursuant to this Article 9; provided that, in such event, the Company shall reimburse the Issuer for its reasonable expenses, including attorneys’ fees, incurred in complying with such request. Following the occurrence of any repurchase or redemption of Bonds under the Indenture (regardless of whether such repurchase or redemption is due to a Change of

Control Offer, optional redemption or repurchase, mandatory redemption or repurchase, or otherwise), this Loan Agreement will be automatically reduced hereunder in an amount equal 100% of the aggregate principal amount of the Bonds so repurchased or redeemed.

Section 9.4. Evidence of Release of Indenture. Upon the payment in full of all amounts due hereunder (other than contingent indemnification obligations for which no claim has been made) and the cancelation and discharge of the Indenture, the Issuer shall deliver to the Company, if necessary, a release from the Trustee of the lien of the Indenture and this Loan Agreement.

Section 9.5. Obligations after Termination of Loan Agreement. Notwithstanding anything to the contrary in this Loan Agreement, the obligations of the Company contained in Sections 4.1(b), 4.1(c) and 7.2 and the obligation of the Company to indemnify and pay the costs and expense of the Issuer and the Trustee as provided herein shall survive after payment of and termination of this Loan Agreement.

ARTICLE 10

MISCELLANEOUS

Section 10.1. Term of Loan Agreement; Amounts Remaining after Payment of the Bonds. This Loan Agreement shall be effective upon execution and delivery hereof, and subject to earlier termination in accordance with Section 9.1 hereof, shall expire at midnight on the last maturity date of any Bonds issued under the Indenture, or if the related payment under this Loan Agreement has not been made on such date, when payment in full of all payments of principal and interest on the Bonds and all other amounts required to be paid hereunder shall have been made, provided that, notwithstanding anything to the contrary in this Loan Agreement, the obligations of the Company contained in Sections 4.1(b), 4.1(c) and 7.2 and the obligation of the Company to indemnify and pay the costs and expense of the Issuer as provided herein shall survive after expiration of this Loan Agreement. Any amounts remaining after Payment of the Bonds and payment of the fees and expenses of the Trustee, any paying agents and the Issuer in accordance with the Indenture shall belong to and be paid to the Company by the Trustee as overpayment of amounts due on this Agreement.

Section 10.2. Notices. Any communications between the parties hereto or notices provided herein to be given shall be in writing and shall be deemed to have been duly given on the date of receipt by the applicable party hereto if personally delivered; when transmitted by the applicable party hereto if transmitted by telecopy or facsimile transmission method, subject to the sender’s facsimile machine receiving the correct answerback of the addressee and confirmation of uninterrupted transmission by a transmission report or the recipient confirming by telephone to sender that he has received the facsimile message; when delivered by electronic mail, on the date of transmission (provided that receipt is confirmed, by return email or other means of communication identified in this Section 10.2); and when received by the applicable party hereto, if sent for next day delivery to a domestic address by recognized overnight delivery service or if sent by certified or registered mail, return receipt requested, in each case, to the address specified in below. The Company, the Issuer and the Trustee may, by notice given hereunder, designate any further or different addresses to which subsequent demands, notices, approvals, consents, requests or other communications shall be sent or persons to whose attention the same shall be directed.

To the Issuer:	West Virginia Economic Development Authority
Greenway Building
180 Association Drive
Charleston, West Virginia 25311
e-mail: steven.j.webb@wv.gov
Attention: J. Steven Webb

with copies to:	Bowles Rice LLP
600 Quarrier Street
Charleston, West Virginia 25301
Facsimile: (304) 347-1129
e-mail: csiegrist@bowlesrice.com
Attention: Camden D. Siegrist

To the Company:	Commercial Metals Corporation
6565 N. MacArthur Blvd, Suite 800
Irving, Texas 75039
Facsimile: (214) 689-5886
Office: (214) 589-2730
Attention: Chief Legal Officer

To the Trustee:	U.S. Bank Trust Company, National Association
13737 Noel Road, Suite 800
Dallas, Texas 75240
Facsimile: (972) 581-1670
e-mail: michael.herberger@usbank.com
Attention: Corporate Trust Services

Section 10.3. Amendments to Loan Agreement. This Loan Agreement shall not be amended or supplemented subsequent to the issuance of the Bonds and before Payment of the Bonds, without the consent of the Trustee, given in accordance with Section 10.5 of the Indenture.

Section 10.4. Successors and Assigns. This Loan Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and the Trustee, as third-party beneficiary, and their respective successors and assigns. No assignment by the Company in contravention of the terms hereof shall relieve the Company of its obligations hereunder.

Section 10.5. Severability. If any provision of this Loan Agreement shall be held invalid by any court of competent jurisdiction, such holding shall not invalidate any other provision hereof.

Section 10.6. Applicable Law. This Loan Agreement shall be governed by the applicable laws of the State.

Section 10.7. Counterparts. This Loan Agreement may be executed in several counterparts, each of which shall be an original and all of which together shall constitute but one and the same instrument.

Section 10.8. Entire Loan Agreement. This Loan Agreement together with the Indenture constitute the entire agreement and supersede all prior agreements and understandings, both oral and written, between the Issuer and the Company with respect to the subject matter hereof.

Section 10.9. The Trustee. In taking (or refraining from) any action under this Loan Agreement, the Trustee shall be protected by and shall enjoy all of the rights, immunities, protections and indemnities granted to it under the Indenture.

Section 10.10. No Pecuniary Liability of Issuer or State. No provision, covenant, or agreement contained in this Loan Agreement, or any obligations herein imposed upon the Issuer, or the breach thereof, shall constitute an indebtedness of the Issuer (except to the extent provided herein and in the Series 2025 Bonds), or of the State within the meaning of any State constitutional or statutory limitation or shall constitute or give rise to a charge against the general credit of the Issuer (except to the extent provided herein and in the Series 2025 Bonds), the State. In making the agreements, provisions and covenants set forth in this Loan Agreement, the Issuer has not obligated itself, except with respect to the application of loan payments, if and when made, as hereinabove provided.

Section 10.11. No Personal Liability of Officials of Company, Issuer, Trustee or State. None of the covenants, stipulations, promises, agreements and obligations of the Company, the Issuer, the Trustee or the State contained herein shall be deemed to be covenants, stipulations, promises, agreements or obligations of any director, official, officer, counsel, agent or employee of the Company, the Issuer, the Trustee or the State in his or her individual capacity, and no recourse shall be had for the payment of the principal of or premium, if any, or interest on the Series 2025 Bonds or for any claim based thereon or any claim hereunder against any director, official, officer, counsel, agent or employee of the Issuer, the Company, the Trustee or the State or any natural person executing any Bond, including any officer or employee of the Trustee.

Section 10.12. Special, Limited Obligation of Issuer.

(a) This Loan Agreement shall inure to the benefit of and shall be binding upon the Issuer, the Company and the Trustee for the benefit of the Owners of the Bonds, and their respective successors and assigns, subject to the limitation that any obligations of the Issuer created by or arising out of this Loan Agreement shall be special, limited obligations of the Issuer, payable solely out of the revenues arising from the pledge and assignment of the funds held or set aside in trust under the Indenture and shall never constitute indebtedness of the Issuer, the State, or any political subdivision of the State within the meaning of any provision or limitation of the constitution or statutes of the State and shall not constitute nor (except for its fraud or intentional misrepresentation) give rise to a pecuniary liability of the Issuer, the State or any political subdivision of the State or a charge against the general credit or taxing powers, if any, of such entities. The Issuer has no taxing power.

(b) Anything in this Loan Agreement to the contrary notwithstanding, it is expressly understood and agreed by the parties hereto that the Issuer may rely conclusively on the truth and accuracy of any certificate, opinion, notice, or other instrument furnished to the Issuer by the Company as to the existence of any fact or state of affairs required hereunder to be noticed by the Issuer.

(c) No recourse shall be had for the enforcement of any obligation, covenant, promise, or agreement of the Issuer contained in this Loan Agreement or any other Issuer Documents or in any Bond or for any claim based hereon or otherwise in respect hereof or upon any obligation, covenant, promise, or agreement of the Issuer contained in any agreement, instrument, or certificate executed in connection with the Project or the issuance and sale of the Bonds, against any Indemnified Parties, whether by virtue of any Constitutional provision, statute, or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly agreed and understood that no personal liability whatsoever shall attach to, or be incurred by, any Indemnified Party, either directly or by reason of any of the obligations, covenants, promises, or agreements entered into by the Issuer with the Company or the Trustee to be implied therefrom as being supplemental hereto or thereto, and that all personal liability of that character against each and every Indemnified Party is, by the execution of the Bonds, this Loan Agreement or any other Issuer Documents, and as a condition of, and as part of the consideration for, the execution of the Bonds, this Loan Agreement, and the other Issuer Documents, is expressly waived and released.

(d) No agreements or provisions contained herein, nor any agreement, covenant, or undertaking by the Issuer in connection with the Project or the issuance, sale, and/or delivery of the Bonds shall give rise to any pecuniary liability of the Issuer or a charge against its general credit, or shall obligate the Issuer financially in any way, except as may be payable from the revenues pledged hereby for the payment of the Bonds and their application as provided in the Indenture. No failure of the Issuer to comply with any term, covenant, or agreement contained in the Bonds, this Loan Agreement or the Indenture, or in any other Issuer Documents, shall subject the Issuer to liability for any claim for damages, costs, or other financial or pecuniary charge, except to the extent that the same can be paid or recovered from the revenues pledged for the payment of the Bonds or other revenues derived under this Loan Agreement. Nothing herein shall preclude a proper party in interest from seeking and obtaining, to the extent permitted by law, specific performance against the Issuer for any failure to comply with any term, condition, covenant, or agreement herein; provided that no costs, expenses, or other monetary relief shall be recoverable from the Issuer, except as may be payable from the Trust Estate under the Indenture for the payment of the Bonds or other revenue derived under this Loan Agreement. No provision, covenant, or agreement contained herein, or any obligations imposed upon the Issuer, or the breach thereof, shall constitute an indebtedness of the Issuer within the meaning of any State constitutional or statutory limitation or shall constitute or give rise to a charge against its general credit. In making the agreements, provisions, and covenants set forth in this Loan Agreement, the Issuer has not obligated itself, except with respect to the application of the Trust Estate under the Indenture for the payment of the Bonds or other revenues derived under this Loan Agreement or the Indenture.

(e) The Issuer shall have no liability or obligation with respect to the payment of the purchase price of the Bonds. None of the provisions of this Loan Agreement shall require the Issuer to expend or risk its own funds or to otherwise incur financial liability in the performance of any of its duties or in the exercise of any of its rights or powers hereunder, unless payable from the Trust Estate under the Indenture, or the Issuer shall first have been adequately indemnified to its satisfaction against the cost, expense, and liability that may be incurred thereby. The Issuer shall not be under any obligation hereunder to perform any record keeping or to provide any legal services, it being understood that such services shall be performed or provided as arranged by the Trustee or the Company. The Issuer covenants that it will faithfully perform at all times any and all covenants, undertakings, stipulations, and provisions expressly contained in this Loan Agreement, the Indenture and any and every Bond executed, authenticated, and delivered under the Indenture; provided, however, that (i) the Issuer shall not be obligated to take any action or execute any instrument pursuant to any provision hereof until it shall have been requested to do so by the Company or the Trustee, (ii) the Issuer shall have received the instrument to be executed, and (iii) any action or execution of any instrument requested of the Issuer shall be at the expense of the Company.

Section 10.13. No Warranty by Issuer or Trustee. THE COMPANY RECOGNIZES THAT, BECAUSE THE COMPONENTS OF THE FACILITY HAVE BEEN AND ARE TO BE SELECTED BY IT, THE ISSUER HAS NOT MADE AN INSPECTION OF THE FACILITY, IF AND WHEN ACQUIRED, OR OF ANY FIXTURE OR OTHER ITEM CONSTITUTING A PORTION THEREOF, AND THE ISSUER AND TRUSTEE MAKE NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED OR OTHERWISE, WITH RESPECT TO THE SAME OR THE LOCATION, USE, DESCRIPTION, DESIGN, MERCHANTABILITY, FITNESS FOR USE FOR ANY PARTICULAR PURPOSE, CONDITION OR DURABILITY THEREOF, OR AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, IT BEING AGREED THAT ALL RISKS INCIDENT THERETO ARE TO BE BORNE BY THE COMPANY. IN THE EVENT OF ANY DEFECT OR DEFICIENCY OF ANY NATURE IN THE FACILITY OR ANY FIXTURE OR OTHER ITEM CONSTITUTING A PORTION THEREOF, WHETHER PATENT OR LATENT, THE ISSUER SHALL HAVE NO RESPONSIBILITY OR LIABILITY WITH RESPECT THERETO. THE PROVISIONS OF THIS SECTION HAVE BEEN NEGOTIATED AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY WARRANTIES OR REPRESENTATIONS BY THE ISSUER, EXPRESS OR IMPLIED, WITH RESPECT TO THE FACILITY OR ANY FIXTURE OR OTHER ITEM CONSTITUTING A PORTION THEREOF, WHETHER ARISING PURSUANT TO THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAW NOW OR HEREAFTER IN EFFECT.

IN WITNESS WHEREOF, the Issuer and the Company have caused this Loan Agreement to be executed in their respective corporate names, all as of the date first above written.

WEST VIRGINIA ECONOMIC DEVELOPMENT AUTHORITY

By:	/s/ J. Steven Webb
Authorized Officer

COMMERCIAL METALS COMPANY

By:	/s/ Matthew McClellan
Matthew McClellan, Treasurer

S-1

[Loan Agreement Signature Page]

EXHIBIT A

FACILITY DESCRIPTION

Proceeds of the Bonds will be loaned to the Company to finance the costs of design, acquisition, construction, improvement, installation, reconstruction, and equipping of a solid waste disposal facility and pay related financing costs with respect to solid waste disposal facilities within the meaning of Section 142(a)(6) of the Code. The Facility consists of a steel micro mill for the manufacturing of rebar exclusively from recycled ferrous materials and will be situated on an approximately 208 acre site located at 447 Dupont Road, Martinsburg, Berkeley County, West Virginia. The Facility will include one or more buildings totaling approximately 477,000 square feet of manufacturing area and approximately 19,000 square feet of administrative space associated with the manufacturing operations. The initial owner or operator of the Project will be CMC Steel US, LLC, a wholly-owned subsidiary of the Company.

A-1

EXHIBIT B

FORM OF WRITTEN REQUISITION (PROJECT FUND)

U.S. Bank Trust Company, National Association

13737 Noel Road, Suite 800

Dallas, Texas 75240

Attention: Corporate Trust Services

Re:	WRITTEN REQUISITION NO. C-___________

Certificate and Request for Disbursement of Funds from the West Virginia Economic Development Authority (Commercial Metals Company Project) Project Fund

Dear Sir/Madam:

As the Trustee under that certain Indenture of Trust, dated as of May 1, 2025 (the “Indenture”) with the West Virginia Economic Development Authority (the “Issuer”), you are hereby requested to disburse from the Project Fund described above, which was created by Section 3.3 of the Indenture, and in accordance with the provisions of Article III of the Indenture, the amounts more fully set forth on Schedules 1 and 2 attached hereto to be paid pursuant to this Written Requisition to the payees listed on such Schedules 1 and 2 for the purposes therein set forth. Such disbursement represents the amount to which each such payee is entitled as of ______________, 202_ (the “Statement Date”). All capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Indenture.

The undersigned Authorized Representative of the Company does hereby certify in compliance with Section 3.5 of that certain Loan Agreement, dated as of May 1, 2025 (as amended and supplemented from time to time, the “Agreement”), between the Issuer and Commercial Metals Company (the “Company”) that,

(i) I have read the Indenture and the Loan Agreement and definitions relating thereto and have reviewed appropriate records and documents of the Company relating to the matters covered by this Written Requisition;

(ii) The amount and nature and the name and address of the payee of each item of the Costs of the Project paid by the Company as of the Statement Date and hereby requested to be reimbursed to the Company are shown on Schedule 1 attached hereto;

(iii) The amount and nature of each item of the Costs of the Project due and payable as of the Statement Date and hereby requested to be paid to persons other than the Company are shown on Schedule 2 attached hereto;

(iv) Each item for which disbursement is requested hereunder is for an obligation properly incurred, is a proper charge against the Project Fund as a Cost of the Project, has not been paid out of Bond proceeds, has not been the basis of any previous withdrawal from the Project Fund and, if for acquisition, construction or installation of the Facility, was made substantially in accordance with the plans and specifications for the Facility;

(v) The Facility has not been materially injured or damaged by fire or other casualty in a manner which, if not repaired or replaced, would materially impair the ability of the Company to meet its obligations under the Loan Agreement;

(vi) With respect to disbursements from the Project Fund, the disbursement requested will result in at least 97% of the total of all such disbursements from the Project Fund, other than disbursements for issuance expenses, having been used (a) to provide land or property of a character subject to the allowance for depreciation under Section 167 of the Internal Revenue Code of 1986, and (b) for payment of such amounts which are, for federal income tax purposes, chargeable to the Project’s capital account or would be so chargeable either with a proper election by the Company (for example under Section 266 of said Code) or but for a proper election by the Company to deduct such amounts;

(vii) The Company is in material compliance with all provisions and requirements of the Loan Agreement;

(viii) No Event of Default set forth in Article 8 of the Loan Agreement, and no event which but for the lapse of time or the giving of notice or both would be such an Event of Default, has occurred and is continuing;

(ix) All materials for which payment is requested have been delivered to and remain on the Project;

(x) The payment requested hereby does not include any amount which is now entitled to be retained under any holdbacks or retainages provided for in any agreement;

(xi) Each item for which disbursement from the Project Fund is requested hereunder, and the cost for each such item, is as described in the information statement filed by the Issuer in connection with the issuance of the Series 2025 Bonds (as defined in the Loan Agreement), as required by Section 149(e) of the Code; or if any such item is not as described in that information statement, the average, reasonably expected economic life of the Facility which has been and will be paid for with moneys in the Project Fund (as recomputed to incorporate such changed or varied item) is not less than 5/6ths of the average maturity of the Series 2025 Bonds; and

(xii) All proceeds of the Project Fund heretofore disbursed have been spent in accordance with the Written Requisition applicable thereto.

EXECUTED this _____ day of ___________________, 20___.

Authorized Representative of of Commercial Metals Company

By:
Name:
Title:

Attachments to Written Requisition (Project Fund)

Schedule 1 - Amounts to be Reimbursed to the Company

Schedule 2 - Amounts to be Paid to Persons other than the Company

SCHEDULE 1 OR 2

TO THE WRITTEN REQUISITION (PROJECT FUND)

To Requisition No. C-_________ for the requisition from the Project Fund of the West Virginia Economic Development Authority Exempt Facilities Revenue Bonds (Commercial Metals Company Project) Series 2025

SCHEDULE 1: REIMBURSEMENT TO COMMERCIAL METALS COMPANY

Amount	$___________________________
Pay to:	Commercial Metals Company
Address of Payee:

ABA#:	_____*___________
For Account of:
Account Number:
Purpose:

SCHEDULE 2: PAYMENTS TO THIRD PARTIES

Amount	$___________________________
Pay to:
Address of Payee:

ABA#:	_____*___________
For Account of:
Account Number:
Purpose:

EXHIBIT C

PROJECT COMPLETION CERTIFICATE

________ __, ____

The Company hereby certifies to the Issuer and the Trustee that it has substantially completed the Project as described in the Loan Agreement, and is in the process of manufacturing rebar exclusively from recycled ferrous materials at the Facility; and

(a) the total Costs of the Project (other than Costs that are subject to retainage or dispute) are not less than $_____________,

(b) the acquisition, construction, installation and testing of the Facility has been completed,

(c) all material permits that are necessary at such time to commence operation have been obtained (or, to the extent not obtained,+ the Company has taken all commercially reasonable efforts to obtain such permits and, on and as of such date, is continuing to exercise commercially reasonable efforts to obtain such permits), and

(d) except for amounts retained by the Trustee to pay Costs of the Project not then due and payable, the total Costs of the Project have been paid.

COMMERCIAL METALS COMPANY

By:
Name:
Title:

C-1